Exhibit 10.14

Short Term Incentive Program for Shared Services

Overview: The short term incentive program for Shared Service Members (SSMs) has several key objectives. This program will align personal rewards with quality of contribution, but first and foremost will incent the key leaders of the bank to continue to honor the bank’s commitment to our shareholders, our community, our customers and our employees. The bonus pool will be generated by 2 components:

•	Return on Average Equity (ROAE)
•	Earnings per Share Growth (EPSG)

Defined terms are contained in the Summary of Sterling Bank Short Term Incentive Programs overview document.

Eligibility: All designated officer members of the Shared Services Team and other officers and non-officers assigned to the Shared Services department.

Who are members of the Shared Services Team? See Exhibit “A”

How will the incentive bonus pool be generated and allocated? The total annual incentive bonus available to SSMs will be generated based on achieving and exceeding the hurdle rates of ROAE of 12% annually and EPSG of 12% annually. If the hurdle rates are achieved, the amount of the pool available to SSMs will be calculated based upon the proportion of base salaries of SSMs to the total salaries of all bank officers multiplied by a factor of the excess of ROAE (for instance 27% of the excess of 12% ROAE). If the EPSG hurdle rate is achieved the bonus pool would be fully awarded. If the EPSG is less than or equal to 9.99%, no bonus pool would be awarded. If the EPSG were <12% but ≥ 10%, 75% of the pool would be awarded. If the EPSG hurdle rate is exceeded the bonus pool would be increased as follows:

•	14%	-	125%
•	16%	-	133%
•	18%	-	150%
•	20%	-	200%

Ninety percent of all pools will be awarded to officers and 10% of all pools will be awarded to non-officer employees.

Shared Services Members serving in dual capacities as a member of the Shared Service team and a Regional CEO of Bank Offices or Profit Centers will receive 60% of their short term incentives from this program. The remaining 40% of their short term incentive payments will be derived from the bonus pools generated by the bank offices or profit centers they support in a “Regional CEO” capacity.

How will the 2 components be measured and the pools allocated? Both financial measures are calculated at the Bancshares level and will be performed by the Finance Division and certified by the CFO. The President/CEO will award annual incentive bonuses to SSMs and other officers assigned to the Shared Services department based on individual scorecards (results ≥ 3). Bonuses to non-officers assigned to the Shared Services department will be allocated by the SSM directly responsible for the non-officer(s) based on individual scorecard(s) of the non-officer(s) (results ≥ 3).

How often is the bonus paid? Annually. Bonuses will be paid 60 days following the end of each calendar year. To receive a bonus, the employee must be employed by Sterling Bank on the date the bonuses are paid.

Who administers the incentive program? The bonus pool calculations and related financial triggers will be performed by the Finance staff and approved by the CFO. The President/CEO will perform the allocation of the bonus pool to individual SSMs, subject to the approval of the HR Programs Committee of the Board of Directors, as applicable. The HR department will make the payroll entries to pay the approved bonus.

Will the participants in this incentive program participate in other incentive programs? While it is expected that the SSMs will only participate in this short-term incentive pool, there may be instances when, with Board approval, SSMs are permitted participation in specific “new initiative” pools.

Exhibit A

Shared Services Members

Downey Bridgwater	President & CEO

Steve Raffaele	EVP & Chief Financial Officer

Daryl Bohls	EVP & Chief Credit Officer

Glenn Rust	EVP & Chief Operations Officer

Jim Goolsby	EVP & General Counsel

Graham Painter	SVP, Corporate Communications

Wanda Dalton	EVP, Chief Human Resource Officer

Allen Brown	Regional CEO
Weighted to acknowledge participation in Regional Pool

Danny Buck	Regional CEO
Weighted to acknowledge participation in Regional Pool

Clinton Dunn	Regional CEO
Weighted to acknowledge participation in Regional Pool

Travis Jaggers	Regional CEO
Weighted to acknowledge participation in Regional Pool

Mike Skowroneck	Regional CEO
Weighted to acknowledge participation in Regional Pool

Bob Smith	Regional CEO
Weighted to acknowledge participation in Regional Pool